Contact Information:

Weight Watchers International, Inc.	Brainerd Communicators, Inc.
John Sweeney, CFA	Corey Kinger
Director of Investor Relations	(212) 986-6667
(212) 589-2714

WEIGHTWATCHERS.COM REDEEMS ITS REMAINING MINORITY INTEREST

NEW YORK, N.Y., December 16, 2005 — Pursuant to a previously announced redemption agreement entered into on June 13, 2005, Weight Watchers International, Inc. (NYSE: WTW) announced that WeightWatchers.com, Inc. today redeemed all of the equity interests in WeightWatchers.com owned by Artal Luxembourg S.A. for the aggregate cash consideration of approximately $304.8 million.  As a result of the redemption, WeightWatchers.com has become a wholly-owned subsidiary of Weight Watchers International.  The redemption transaction was financed by WeightWatchers.com through cash on hand and borrowings under two credit facilities consisting of a five year, senior secured first lien term loan facility in the aggregate principal amount of $170 million, and a five and one-half year, senior secured second lien term loan facility in the aggregate principal amount of $45 million.  The credit facilities are not guaranteed by Weight Watchers International.

About Weight Watchers International, Inc.

Weight Watchers International, Inc. is the world’s leading provider of weight loss services, operating in 30 countries through a network of company-owned and franchise operations. Weight Watchers holds over 46,000 weekly meetings where members receive group support and education about healthy eating patterns, behavior modification and physical activity. WeightWatchers.com provides innovative, subscription weight management products over the Internet and is the leading Internet-based weight management provider in the world.  In addition, Weight Watchers offers a wide range of products, publications and programs for those interested in weight loss and weight control.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions and other important factors. Readers are cautioned not to put undue reliance on such forward-looking statements because actual results may vary materially from those expressed or implied. The reports filed by the company pursuant to United States securities laws contain discussions of these risks and uncertainties. Weight Watchers International assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are advised to review our filings with the United States Securities and Exchange Commission (which are available from the SEC’s EDGAR database at http://www.sec.gov, at various SEC reference facilities in the United States and via the company’s website at http://www.weightwatchersinternational.com).

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